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Exhibit 21

SUBSIDIARIES OF ATLANTIC TELE-NETWORK, INC.

	Jurisdiction of Incorporation	Other name(s) under which entity does business
Allied Wireless Communications Corporation(1)	Delaware	Alltel
Atlantic Teleconnection Operating Company Limited	British Virgin Islands
Bermuda Digital Communications, Ltd.	Bermuda	CellularOne
Choice Communications, LLC	U.S. Virgin Islands	Choice Wireless
Commnet Four Corners, LLC	Delaware	Commnet
Commnet Midwest, LLC	Delaware	Commnet
Commnet of Arizona, LLC	Delaware	Commnet
Commnet of Nevada, LLC	Delaware	Commnet
Commnet Wireless, LLC	Delaware	Choice Wireless
Excomm, LLC	Delaware	Commnet
Guyana Telephone and Telegraph Company Limited	Guyana	Cellink, E-magine
ION Holdco, LLC	Delaware	ION
Islandcom Telecommunications, Ltd.	Turks & Caicos Islands
Sovernet, Inc.	Vermont

(1)
Includes six consolidated wholly-owned multiple subsidiaries also providing retail wireless voice and data services under the "Alltel" brand name in the United States.

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  Exhibit 21